August 28, 2007

FROM:	Anaren, Inc.
6635 Kirkville Road
East Syracuse, NY 13057

CONTACT:	Joseph E. Porcello, VP of Finance
315-432-8909

ANAREN REPORTS 4th QUARTER Results

Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today reported record net sales for the fourth quarter ended June 30, 2007 of $35.9 million, up 23% from the fourth quarter of fiscal year 2006.

Net income for the fourth quarter of fiscal 2007 was $4.3 million, or $0.25 per diluted share, up 20% from $3.6 million, or $0.20 per diluted share for the fourth quarter of last year. Net income for the quarter included $0.04 per diluted share in stock based compensation expense. Excluding stock based compensation expense, net income for the fourth quarter of fiscal 2007 was $5.1 million, or $0.29 per diluted share compared to $4.3 million, or $0.24 per share for the fourth quarter of fiscal 2006.

The effective tax rate for the fourth quarter of fiscal 2007 was 24.6%, compared to 18.8% for the fourth quarter of fiscal 2006 as a result of the on-going phase out of the federal extraterritorial tax credit and the current increasing level of income.

Operating income for the fourth quarter of fiscal 2007 was $4.9 million, or 13.5% of net sales, up 30% from the fourth quarter of last year. Operating income for the quarter included $881,000 of stock based compensation expense. Excluding stock based compensation expense, operating income for the fourth quarter of fiscal 2007 was $5.7 million, or 16.0% of net sales compared to $4.5 million, or 15.6% of net sales for the fourth quarter of fiscal 2006.

The Company incurred a lease charge in the fourth quarter in the amount of $542,000 related to the future lease cost in excess of the expected rental income generated from the Company’s Frimley, U.K. facility.

Lawrence A. Sala, Anaren’s President and CEO said, “The growth in net sales for the quarter was driven by the Wireless Group due to very strong demand for custom assembly products from a wireless infrastructure customer as well as continued relatively strong demand across our wireless infrastructure customer base. Our Suzhou, China operation responded well to the significant surge in demand for custom wireless products that was not forecasted.” Mr. Sala added, “The Space & Defense Group also contributed to the growth in net sales for the quarter, ending the year with record net sales and new orders.”

For the 2007 fiscal year ended June 30, 2007, net sales were a record $129.0 million, up 22% from fiscal 2006. Operating income for fiscal 2007 was $17.0 million, or 13.2% of net sales, up 44% from last year. Operating income for fiscal 2007 included $3.4 million in stock based compensation expense. Operating income before stock based compensation expense for fiscal 2007 was 15.8% of net sales compared to operating income before stock based compensation expense of 14.4% of net sales for fiscal 2006. Net income for fiscal 2007 was $15.3 million, or $0.87 per diluted share, including $0.15 per diluted share in stock based compensation expense. This compares to net income for fiscal 2006 of $11.1 million, or $0.63 per diluted share, which included $3.4 million, or $0.17 per diluted share in stock based compensation expense.

Balance Sheet

During the fourth quarter, the Company generated $13.9 million in cash from operations and used $13.6 million to repurchase 786,000 shares of its common stock. Expenditures for capital additions in the fourth quarter were $5.4 million driven primarily by the building expansion of the Company’s East Syracuse, New York manufacturing facility. Funds required for stock repurchases and capital expenditures in excess of funds generated by operations came from maturities of the Company’s investments. Cash, cash equivalents and marketable debt securities at June 30, 2007 were $74.6 million.

Wireless Group

Wireless Group net sales for the quarter were $23.2 million, up 23.2% from the fourth quarter of fiscal 2006. Demand for custom assembly products from a wireless infrastructure customer rose significantly and overall wireless demand remained relatively strong throughout the quarter. Sales of consumer component products were $0.5 million for the quarter, down 58% from the fourth quarter of last year due to a significant decline in demand from our largest consumer component customer. Our customer has previously announced that a product performance issue, unrelated to our components, has significantly reduced demand for their products that utilize our components.

Both consumer component and wireless infrastructure product development and design in activity remained robust. During the quarter, design in activity continued on several ferrite component and custom assembly opportunities for wireless infrastructure applications and on WLAN and satellite television opportunities for consumer wireless applications.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia, Richardson, and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $12.7 million, up 23.4% from the fourth quarter of fiscal 2006. For the 2007 fiscal year, Space & Defense Group net sales were a record $51.2 million, up 32% from fiscal 2006. New orders for the quarter totaled $27.4 million and included the previously announced order for ferrite based shipborne radar subassemblies. This is the first large ferrite based assembly contract win for the Space & Defense Group, and the group is currently pursuing several new programs requiring ferrite based microwave assemblies.

Additional orders for the quarter included contracts for passive ranging and airborne jamming subsystems. For the year, the Space & Defense book to bill ratio was 1.16 to 1.0 resulting in a record Space & Defense backlog at June 30, 2007 of $56.0 million.

Non-GAAP Measurements

Non-GAAP results reported in this release, which are a supplement to financial results based on GAAP, exclude charges for stock based compensation. The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Outlook

For the first quarter of fiscal 2008, we expect a decline in demand for wireless infrastructure products, an increase in demand for consumer component products and a decrease in sales for the Space & Defense segment as a result of the anticipated decline in sales of counter-Improvised Explosive Device related components. As a result, we expect net sales to be in the range of $30.0 - $32.0 million for the first quarter of fiscal 2008. With an anticipated tax rate of approximately 28-30%, an expected stock based compensation expense of approximately $0.04 per diluted share, and a less favorable overall product mix, we expect net earnings per diluted share to be in the range of $0.13-$0.16 for the first quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are “forward-looking statements”. These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

In September, 2007, the Company expects to file amended Quarterly Reports on Form 10-Q/A restating the Company’s consolidated condensed financial statements for the periods ending December 31, 2006 and March 31, 2007, modifying related disclosures, and disclosing a material weakness in the Company’s disclosure controls and procedures. The Company cannot predict the reaction to the filing of these Amended Reports and if adverse, the market price of the Company’s stock could decline.

Other known factors include, but are not limited to: the Company’s ability to timely ramp up to meet some of our customers’ increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company’s technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company’s products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren’s 2006 Annual Report, Anaren’s Form 10-K/A for the fiscal year ended June 30, 2006 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren’s business and their potential impact on Anaren’s revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Tuesday, August 28 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning August 28, 2007 through midnight September 1, 2007. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 8645500. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-800-946-0741 and International is 1-719-457-2649.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Web site at www.anaren.com.

Anaren, Inc. and Subsidiaries
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Sales	$35,860,574	$29,129,782	$128,987,104	$105,464,236

Cost of sales	23,094,111	18,809,002	83,125,048	67,493,977
Gross profit	12,766,463	10,320,780	45,862,056	37,970,259
	35.6%	35.4%	35.6%	36.0%
Operating expenses:
Marketing	1,844,594	1,745,913	7,416,140	7,036,240
Research and development	2,458,105	2,256,418	9,134,147	8,747,463
General and administrative	3,070,673	2,573,686	11,755,535	10,345,398
Lease charge	542,056	-	542,056	-
Total operating expenses	7,915,428	6,576,017	28,847,878	26,129,101

Operating income	4,851,035	3,744,763	17,014,178	11,841,158
	13.5%	12.9%	13.2%	11.2%
Other income (expense):
Other income, primarily interest	883,371	708,177	3,571,354	2,452,914
Interest expense	(6,143)	(6,774)	(24,572)	(25,203)
Total other income (expense)	877,228	701,403	3,546,782	2,427,711

Income before income taxes	5,728,263	4,446,166	20,560,960	14,268,869
Income expense	1,411,000	836,000	5,211,000	3,252,000
Net income from continuing operations	4,317,263	3,610,166	15,349,960	$11,016,869
	12.0%	12.4%	11.9%	10.4%
Discontinued operations:
Income from discontinued operations of Anaren Europe	-	-	-	81,713
Income tax benefit	-	-	-	-

Net income (loss) from discontinued operations	$-	$-	$-	$81,713

Net income	$4,317,263	$3,610,166	$15,349,960	$11,098,582
	12.0%	12.4%	11.9%	10.5%

Basic earnings per share:
Income from continuing operations	$0.26	$0.21	$0.89	$0.64
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	$0.26	$0.21	$0.89	$0.65

Diluted earnings per share:
Income from continuing operations	$0.25	$0.20	$0.87	$0.62
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	$0.25	$0.20	$0.87	$0.63

Shares used in computing net income
Per share:
Basic	16,757,148	17,253,753	17,318,508	17,156,720
Diluted	17,114,850	17,859,192	17,720,723	17,682,231

Anaren, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	June 30, 2007	June 30, 2006
	(Unaudited)	(Unaudited)
Assets:
Cash, cash equivalents and short-term investments	$43,014,064	$82,492,947
Accounts receivable, net	19,768,701	16,362,011
Other receivables	1,606,093	1,176,009
Inventories	24,331,597	21,827,271
Other current assets	2,637,401	2,312,471
Total current assets	91,357,856	124,170,709

Net property, plant and equipment	37,091,786	27,635,161
Securities held to maturity	31,540,247	6,131,425
Goodwill	30,715,861	30,715,861
Other assets	68,947	373,273
Total assets	$190,774,697	$189,026,429

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	$12,259,176	$6,798,793
Accrued expenses	3,365,596	3,254,816
Customer advance payments	1,318,812	483,722
Other liabilities	1,985,856	1,473,011
Total current liabilities	18,929,440	12,010,342

Other non-current liabilities	5,051,109	4,897,687
Total liabilities	23,980,549	16,908,029

Stockholders’ equity:
Retained earnings	85,306,813	70,493,853
Common stock and additional paid-in capital	188,149,232	182,049,235
Accumulated comprehensive loss	(984,640)	(441,397)
Less cost of treasury stock	(105,677,257)	(79,983,291)
Total stockholders’equity	166,794,148	172,118,400
Total liabilities and stockholders’ equity	$190,774,697	$189,026,429

Anaren, Inc. and Subsidiaries
Reconciliation of GAAP and Proforma Gross Profit, Operating Income, and Earnings Per Share
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Sales	$35,860,574	$29,129,782	$128,987,104	$105,464,236

GAAP gross profit	12,766,463	10,320,780	45,862,056	37,970,259
% of sales	35.6%	35.4%	35.6%	36.0%

Stock based compensation expense	131,182	164,260	876,939	981,791

Gross profit excluding stock based compensation expense	$12,897,645	$10,485,040	$46,738,995	$38,952,050
% of sales	36.0%	36.0%	36.2%	36.9%

GAAP operating income	$4,851,035	$3,744,763	$17,014,178	$11,841,158
% of sales	13.5%	12.9%	13.2%	11.2%

Stock based compensation expense	880,915	793,320	3,415,905	3,383,811

Operating income excluding stock based compensation expense	$5,731,950	$4,538,083	$20,430,083	$15,224,969
% of sales	16.0%	15.6%	15.8%	14.4%

GAAP net income	4,317,263	3,610,166	15,349,960	11,098,582
% of sales	12.0%	12.4%	11.9%	10.5%
Stock based compensation expense, net of tax	769,915	723,920	2,781,905	3,087,811

Net income excluding stock based compensation expense	$5,087,178	$4,334,086	$18,131,865	$14,186,393
% of sales	14.2%	14.9%	14.1%	13.5%

Diluted earnings per share:
GAAP net income	$0.25	$0.20	$0.87	$0.63
Stock based compensation expense, net of tax	0.04	0.04	0.15	0.17

Net income per share excluding stock based compensation expense	$0.29	$0.24	$1.02	$0.80

Shares used in computing net income per share:
Diluted	17,114,850	17,859,192	17,720,723	17,682,231